UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 24, 2007

DITECH NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26209	94-2935531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 E. Middlefield Road

Mountain View, Ca. 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 623-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Executive Officer

On September 24, 2007, the Board of Directors of Ditech Networks, Inc. appointed Mr. Todd G. Simpson as Ditech Networks’s President and Chief Executive Officer, and elected Mr. Simpson to be a member of its Board of Directors. Mr. Simpson’s biography is as follows:

Todd G. Simpson, age 41, joined Ditech in June 2005 as our Vice President, General Manager in connection with our acquisition of Jasomi Networks, Inc., and was promoted to Vice President, Marketing, in May 2007 and to President and Chief Executive Officer in September 2007. Prior to joining Ditech, Mr. Simpson was President and CEO from January 2005 until June 2005. Prior to joining Jasomi, Mr. Simpson was a Founder and Director of Call Genie Inc., a provider of automated voice solutions for the directory services business. From January 2001 to December 2003, Mr. Simpson served as CTO for Zi Corporation, a provider of embedded software for mobile phones, and where previously, in 2000, he was Vice President of Engineering. Prior to this, he founded a series of companies including Headplay Inc. and Conversion Works. He holds a BSc. and PhD. in Computer Science from the University of Calgary.

Compensation of President and Chief Executive Officer

In connection with Mr. Simpson’s appointment as Ditech Networks’s President and Chief Executive Officer, on September 24, 2007, Ditech Networks and Mr. Simpson entered into an employment agreement providing for, among other things, the following:

1.                                       base salary of $325,000 per year;

2.                                       annual bonus of up to 75% of base salary under the terms of the Ditech Networks FY 2008 Executive Bonus Program, pro rated for months served in the position, with previous service in fiscal 2008 governed by his rate of 45%;

3.                                       continuation of relocation assistance previously agreed to in his letter agreement dated May 9, 2007;

4.                                       an option to be granted to purchase 450,000 shares of Ditech Networks common stock at fair market value on the date of grant, which will vest 25% after 12 months and 1/48th of the total will vest at the end of each month thereafter;

5.                                       an option to be granted to purchase 100,000 shares of Ditech Networks common stock at fair market value on the date of grant, which will vest based upon performance milestones to be determined;

6.                                       Mr. Simpson will be added to the Ditech Networks, Inc. Amended and Restated Change in Control Severance Benefit Plan (the “Severance Plan”), which is described below; and

7.                                       Severance benefits if terminated not for cause and not within 12 months of a change in control of 12 months continued base salary plus payment of 12 months of COBRA premiums.

The employment agreement is filed as Exhibit 10.1 hereto, and the above description of the employment agreement is qualified in its entirety to the terms of the employment agreement, as set forth in Exhibit 10.1 hereto.

Approval of Amendment of Change in Control Plan

In connection with Mr. Simpson’s appointment as President and Chief Executive Officer, on September 24, 2007, the Compensation Committee of the Board of Directors of Ditech Networks amended and restated the Change in Control Severance Benefit Plan (the “Plan”) for the Ditech Networks’s Chief Executive Officer, now Mr. Simpson, and its two Executive Vice Presidents, William J. Tamblyn and Lowell Trangsrud (each, a “Participant”). Under the terms of the Plan, as amended, a participant in the Plan will receive, if the Participant’s employment with Ditech Networks is terminated due to an “involuntary termination without cause” or a “constructive termination” (as those terms are defined in the Plan), in either case within one (1) month prior to or twelve (12) months following a “change in control” (defined in the Plan), the following benefits:

(a)   cash severance, paid over 12 months, equal to (i) 12 months base salary, and (ii) the pro rata portion (based upon of the amount of the fiscal year lapsed) of the expected executive bonus for the Participant for the fiscal year;

(b)   full accelerated stock award exercisability and vesting for all outstanding stock awards that were granted to the Participant on or after September 1, 2003; and

(c)   Ditech Networks will pay the COBRA premiums for the Participant for 12 months, or until such earlier date as the Participant shall secure subsequent employment that shall provide the Participant with health benefits.

The Plan is filed as Exhibit 10.2 hereto, and the above description of the Plan is qualified in its entirety to the terms of the Plan, as set forth in Exhibit 10.2 hereto.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Employment Letter, dated as of September 24, 2007, between Ditech Networks, Inc. and Todd G. Simpson.

10.2	Change in Control Severance Benefit Plan, as amended and restated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DITECH NETWORKS, INC.

Dated: September 25, 2007	By:	/s/ William J. Tamblyn
William J. Tamblyn
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Letter, dated as of September 24, 2007, between Ditech Networks, Inc. and Todd G. Simpson.

10.2	Change in Control Severance Benefit Plan, as amended and restated.